Exhibit (d)(27)

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm and to the use of our reports effective December 31, 2004; December 31, 2005; and December 31, 2006 in the Energy Partners, Ltd. Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference into the Offer to Purchase for Cash and Consent Solicitation and the Offer to Purchase for Cash Up to 8,700,000 Shares of its Common Stock.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 21, 2007